UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2006

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Executive Compensation Matters

The Compensation & Organization Committee (the “Committee”) of the Board of Directors of Avista Corporation (“Avista Corp.” or the “Company”) is responsible for all aspects of executive officers’ compensation arrangements, including approval of all employment, retention, severance, and change of control agreements. The primary objective in establishing compensation opportunities for executive officers is to support the Company’s goal of maximizing the value of shareholders’ interests and to encourage a meaningful stake in the Company to serve the long-term best interests of the Company and its customers.

The Committee believes that executive officer compensation should be closely aligned with the key drivers set for the performance of the Company, and that such compensation should assist in attracting and retaining key executives critical to the Company’s long-term success. To that end, the Committee’s philosophy is that the total compensation program should consist of an annual base salary, an annual incentive (the amount of which is dependent on corporate and individual performance), and long-term incentives in the form of performance-based stock opportunities.

The Committee considers, but does not target, executive officer compensation at the median of similarly situated executives at the Company’s competitors. Rather, the Committee believes that its total compensation opportunities for executive officers can be a powerful and effective tool to advance the business interests of the Company, as well as provide a basis for attracting and retaining executive officers that possess the necessary talent and skill to further the Company’s success.

The percentage of executive compensation that is included in retail rates can vary significantly from year-to-year primarily as a result of changes in long-term incentive compensation based on the performance of the Company over multiple year periods. Specific details of executive compensation are provided below and in the exhibits to this Form 8-K. For 2005, approximately 26 percent of the total compensation (which includes base compensation, annual incentives and long-term incentives) of the Company’s five named executive officers was included in retail rates. Approximately 68 percent of base compensation and 7 percent (representing a portion of annual incentives and none of the long-term performance share payouts) of incentive compensation is currently included in retail rates. The incentive compensation, which will be paid in early 2006, include annual incentives paid based on 2005 performance as well as performance share payouts based on the performance of the Company over the three-year period ending in 2005 as described below. These percentages are for the base compensation and incentives of the five executive officers that are expected to be a named executive officer (“NEO”) in Avista Corp.’s Proxy Statement for the annual meeting of shareholders to be held on May 11, 2006 (the “2006 Proxy Statement”).

Executive Officer Base Compensation

The Committee reviews each executive officer’s base salary at least annually. The factors that influence the Committee’s decisions regarding base salary include: levels of pay among executives in the utility and diversified energy industry, level of responsibilities and job complexity, prior experience, breadth of knowledge, and job performance, including the Committee’s subjective judgment as to individual contribution. The Committee considers some or all of these factors as appropriate; there are no formal weightings given to any factor.

On February 9, 2006, the Committee approved new base compensation, effective March 1, 2006, for executive officers of Avista Corp. Base compensation for each executive officer who is expected to be a NEO in the 2006 Proxy Statement is included in the Avista Corporation 2006 NEO Base Compensation Table, which is filed as exhibit 10.1.

Executive Incentive Compensation Plan

The 2005 Executive Incentive Compensation Plan provided the opportunity for executive officers to earn annual cash awards based on meeting certain corporate and utility performance measures. The Committee established the target amount as a specified percentage of each executive officer’s base compensation. The target bonus percentages were set from 40 percent to 90 percent of base compensation depending on position, but the amount paid could be more or less than the target amounts depending on the Company’s performance. In the event that certain corporate and utility performance goals were achieved, executive officers would have been entitled to receive the full cash award. In the event that those performance goals were exceeded, executive officers would have been entitled to receive up to 150 percent of their target bonus percentage. In the event that performance goals were not achieved, there would be no payouts.

The 2005 Executive Incentive Compensation Plan was designed to focus each executive officer on the Company’s strategic goals. For 2005, the Committee approved a plan with targets based on utility operations and maintenance cost per customer, as well as corporate and utility earnings per share. The plan had three independent funding triggers: (1) customer satisfaction, (2) electric reliability, and (3) capital expenditures. The funding triggers, if met, would create the incentive pool from which cash awards would be paid. The plan also had three financial performance targets: (1) corporate earnings per share, (2) utility earnings per share, and (3) operations and maintenance cost per customer. For cash awards to be paid, the Company had to meet at least one of the funding triggers and at least one financial performance target. However, the Committee retained the discretion to fund more or less than the amount calculated based on the funding triggers and levels of financial performance.

On February 9, 2006, the Committee approved the payment of annual cash awards to the executive officers of Avista Corp. for 2005 performance in accordance with the Executive Incentive Compensation Plan based on various triggers and targets being met as established in the 2005 plan. Cash awards for each executive officer who is expected to be a NEO in the 2006 Proxy Statement are included in the Avista Corporation 2005 NEO Incentive Compensation Table, which is filed as exhibit 10.2. Cash awards were granted based on the Company meeting funding triggers for customer satisfaction, electric reliability, and capital expenditures, as well as the Committee’s overall assessment of management’s progress towards strategic objectives. The Company also met projected levels for the financial performance targets for operations and maintenance cost per customer and utility earnings per share. The Company did not meet the financial performance target of corporate earnings per share.

On February 9, 2006, the Committee established the criteria for cash award opportunities for the 2006 Executive Incentive Compensation Plan. The target bonus percentages, funding triggers and financial performance measures remain the same as the 2005 Executive Incentive Compensation Plan, but the targets have been updated to reflect the 2006 corporate goals. A summary of the 2006 Executive Incentive Compensation Plan is filed as exhibit 10.3.

Long-Term Incentive Plan

The primary objective of the Long-Term Incentive Plan is to link management compensation with the long-term interests of shareholders. Beginning in 2003, the Committee replaced stock options for officers and other key employees with performance shares grants to align more closely to the new strategic direction of being a value growth company. The Long-Term Incentive Plan for 2006 and beyond will have a combination of performance shares and restricted shares. Of the total award, 75 percent will be delivered through performance shares and 25 percent through restricted shares.

With respect to performance shares, each executive officer is entitled to receive a certain level of performance shares in three-year cycles, if specified performance goals are attained at the end of each three-year cycle. The performance share awards are designed to provide a clear link to the long-term interests of shareholders by providing that performance shares will be issued only if the Company achieves certain relative shareholder return targets when measured against the S&P 400 MidCap Utilities Index over a three-year period. For purposes of calculating the return on Company Common Stock, the stock price for the beginning of the cycle is calculated as the average month-end closing price for the two months prior to the beginning of the performance cycle, and the stock price for the end of the cycle is calculated as the average month-end closing price for the last two months of the three-year performance cycle.

The amount of the payment with respect to any award is determined at the end of the three-year performance cycle based on the Company’s final average percentile ranking relative to the S&P 400 MidCap Utilities Index and is payable at the Company’s option in either cash or Company Common Stock, or both.

The number of performance shares paid to executive officers at the end of the three-year cycle will range from 0 to 150 percent of the grant. No performance shares will be paid unless the Company achieves at least the 45th percentile ranking in relative shareholder return when measured against the S&P 400 MidCap Utilities Index over the performance period. To receive 100 percent of the award, the Company must rank at the 55th percentile among the S&P 400 MidCap Utilities Index.

On February 9, 2006, the Committee confirmed the issuance of 183,497 shares of Company Common Stock plus dividend equivalent rights in accordance with the performance shares granted in 2003. Based on the price of the Company’s Common Stock as of January 3, 2006, the total value distributed was $3.6 million (including dividend equivalent rights paid in cash of $0.3 million). The payout equaled 120 percent of the performance shares granted because the Company performed at the 67th percentile among the S&P 400 MidCap Utilities Index. During the performance cycle from January 1, 2003, to December 31, 2005, the Company’s total market capitalization increased from $560 million to $860 million. Performance share award payouts for each executive officer who is expected to be a NEO in the 2006 Proxy Statement are included in the Avista Corporation 2006 NEO Performance Share Awards Table, which is filed as Exhibit 10.4.

On February 9, 2006, the Committee approved grants of performance shares and restricted shares to executive officers under the Company’s Long-Term Incentive Plan. The performance shares will be payable at the Company’s option in either cash or Company Common Stock at the end of the three-year performance cycle on December 31, 2008, and will range from 0 to 150 percent of the grant. Restricted shares vest in equal thirds each year over a three-year period and are payable in Avista Corp. Common Stock at the end of each year in the three-year period if the service condition is met, with the exception of restricted shares for Gary G. Ely. In addition to the service condition, the Company must meet a return on equity target for Mr. Ely’s restricted shares to vest. Performance share and restricted share grants for each executive officer who is expected to be a NEO in the 2006 Proxy Statement are included in the Avista Corporation 2006 NEO Performance Share Grants Table, which is filed as exhibit 10.5.

Section 3 – Securities and Trading Markets

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Avista Corp.’s Common Stock is currently listed on the New York Stock Exchange (“NYSE”) and the Pacific Stock Exchange (“PSE”) with the NYSE maintaining the principal listing. During the fourth quarter of 2005, the average volume of transactions executed on the PSE represented less than 2.5 percent of the total average volume of Avista Corp. Common Stock transactions.

On February 10, 2006, the Board of Directors of Avista Corp. decided to delist the Company’s common stock from the Pacific Stock Exchange. The Board of Directors made this decision primarily due to the limited volume of Avista Corp. Common Stock transactions on the PSE and the costs of listing on the PSE.

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

David A. Clack will not be standing for re-election and will be retiring at the annual meeting of shareholders on May 11, 2006. Mr. Clack has served on the Company’s Board of Directors for 18 years and is retiring because he has reached the mandatory retirement age for directors as provided for in the Company’s bylaws. Mr. Clack currently serves on the Audit, Environment Safety & Security and Executive Committees of the Company’s Board of Directors.

Upon recommendation from the Corporate Governance/Nominating Committee, on February 10, 2006 the Board of Directors nominated Heidi B. Stanley to be elected as a director at the annual meeting of shareholders on May 11, 2006 for a three-year term to expire at the annual meeting of shareholders in 2009. Ms. Stanley, age 49, has served as Director, Vice Chair and Chief Operating Officer of Sterling Savings Bank (Sterling) since October 2003. In her 20-year career in banking, she has held progressively responsible positions of leadership.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Avista Corporation 2006 NEO Base Compensation Table

10.2	Avista Corporation 2005 NEO Incentive Compensation Table

10.3	Avista Corporation 2006 Executive Incentive Plan

10.4	Avista Corporation 2006 NEO Performance Share Awards Table

10.5	Avista Corporation 2006 NEO Performance Share Grants Table

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: February 14, 2006	/s/ Malyn K. Malquist
Malyn K. Malquist
Senior Vice President and Chief Financial Officer